AGREEMENT AMONG JOINTLY INSURED PARTIES

THIS AGREEMENT is made as of January 16, 2009 by and among Man-Glenwood Lexington TEI, LLC, Man-Glenwood Lexington TEI, LDC, Man-Glenwood Lexington, LLC, Man-Glenwood Lexington Associates Portfolio, LLC (collectively, the “Funds”) and Glenwood Capital Investments, L.L.C. (the “Adviser”) (the Funds and Adviser are collectively referred to as the “Insureds”).

WHEREAS, the Funds are to be named as Insureds under a Joint Insured Fidelity Bond (the “Bond”) issued to the parties hereto under the Financial Institution Bond Standard Form No. 14 with a term November 1, 2008 to November 1, 2009 (the “Insurer”);

WHEREAS, the Insureds desire to establish (i) criteria by which recoveries under the Bond shall be allocated among parties and in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”), and (ii) the basis on which additional investment companies for which the Adviser hereafter acts as adviser may be added as named Insured under the Bond;

NOW THEREFORE, it is hereby agreed as follows:

1.     In the event that the claims of loss of two or more Insureds under the Bond are so related that the insurer is entitled to assert that the claims must be aggregated, each Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 (b) under the Act.

2.     In the event that an insurer asserts that the liability to the Adviser in the event of a loss under any fidelity bonds has the effect of reducing the maximum limit of its liability under the Bond, the Adviser agrees to reduce its claim against such insurer under such other fidelity bond to the extent required so that any Fund claimant shall receive at least the lesser of proceeds equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Act.

3.     If the Insurer is willing to add as an Insured under the Bond an investment company not listed at the head of this agreement for which the Adviser hereafter is adviser, and such investment company may be included in the Bond pursuant to Rule 17g-1 under the Act, the Funds agree that (a) such addition may be made, provided that those Managers of each of the Funds who are not “interested persons” of such Fund shall approve such addition, and (b) such investment company may become a party to this agreement and be included within the terms “Fund” or “party”, provided that in each case (i) such investment company shall have executed and delivered to the Funds its written agreement to become a party hereto and be bound by the terms of this agreement, and (ii) the premium paid by each Fund thereafter would be no more than the premium of an individual policy for the Fund and no more than the share of the joint premium based on the relative premiums which would apply to individual policies taken by the jointly insured parties.

4.     The obligations of the Funds under this Agreement are not binding upon any of the Managers or holders of units of beneficial interest of any such Fund individually, but bind only the respective assets of each Fund.

This Agreement Among Jointly Insured Parties may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

MAN-GLENWOOD LEXINGTON TEI, LLC

By: /s/ Kirsten Ganschow

Kirsten Ganschow
Secretary

MAN-GLENWOOD LEXINGTON TEI, LDC

By: Man-Glenwood Lexington TEI, LLC

By: /s/ Kirsten Ganschow

Kirsten Ganschow

Secretary

MAN-GLENWOOD LEXINGTON, LLC

By: /s/ Kirsten Ganschow

Kirsten Ganschow

Secretary

MAN-GLENWOOD LEXINGTON ASSOCIATES PORTFOLIO, LLC

By: /s/ Kirsten Ganschow

Kirsten Ganschow

Secretary

GLENWOOD CAPITAL INVESTMENTS, L.L.C.

By: /s/ John Rowsell

John Rowsell
President